Exhibit 99.1

DESTINATION MATERNITY CORPORATION

CONTACT: Judd P. Tirnauer

Senior Vice President &

Chief Financial Officer

(215) 873-2278

For Immediate Release

DESTINATION MATERNITY CORPORATION

AND SEARS® PARTNER TO RE-LAUNCH

TWO HEARTS® MATERNITY

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Two Hearts Maternity by Destination Maternity™
to be exclusively offered in over 500 Sears stores and 100 Kmart® stores

Philadelphia, PA, June 10, 2009 -- Destination Maternity Corporation (Nasdaq: DEST), the world's leading maternity apparel retailer, today announced that moms-to-be throughout the United States will be able to find a wide selection of exciting maternity apparel fashions at a value at over 500 Sears® locations, beginning in October 2009, with Destination Maternity's re-launch of the exclusive Two Hearts® Maternity collection. The new collection will also be available at 100 Kmart® locations beginning in October.

Two Hearts Maternity by Destination Maternity™ will be the exclusive maternity apparel offered in Sears locations and in the 100 Kmart locations. The brand represents a fashionable, new collection that includes career and casual sportswear as well as dresses, lingerie, swimwear and nursing sleepwear, with most items priced under $30.

Destination Maternity's Two Hearts Maternity collection was previously offered in Sears stores from April 2004 through June 2008. The reintroduction of the Two Hearts brand with the Destination Maternity by-line represents an enhanced level of quality and design, leveraging Destination Maternity's industry knowledge and reputation to bring affordable maternity fashion to the Sears customer.

Ed Krell, Chief Executive Officer of Destination Maternity, commented "We are delighted to be partnering with Sears with a multi-year arrangement that we think is a win for both Destination Maternity and Sears. This relationship allows us to bring our knowledge as the maternity apparel fashion experts to a broader customer base, while providing us exclusive access to Sears shoppers and an opportunity to reach Kmart shoppers for the first time. Now more than ever, the mom-to-be wants great fashion at a great price. Having our Two Hearts Maternity collection available exclusively at Sears and Kmart will enable us to provide her with the value she needs as well as the style and quality she wants."

Craig Israel, SVP and President Sears Apparel of Sears Holdings, commented "Sears is committed to meeting a woman's fashion needs throughout every phase of her life. Value-conscious mothers-to-be want the same access to style they've always enjoyed. By providing trend-right merchandise that is well designed and adheres to our strict standards for quality-and coupling it with affordability-we can offer our female customer one more reason to remain loyal to our stores. Enhancing our maternity collections is a critical part of our overall plan to appeal to families.

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About Sears Holdings Corporation

Sears Holdings Corporation is the nation's fifth largest broadline retailer with approximately 3,900 full-line and specialty retail stores in the United States and Canada. Sears Holdings is the leading home appliance retailer as well as a leader in tools, lawn and garden, home electronics and automotive repair and maintenance. Key proprietary brands include Kenmore, Craftsman and DieHard, and a broad apparel offering, including such well-known labels as Lands' End, Jaclyn Smith and Joe Boxer, as well as the Apostrophe and Covington brands. It also has Martha Stewart Everyday products, which are offered exclusively in the U.S. by Kmart. We are the nation's largest provider of home services, with more than 12 million service calls made annually. Sears Holdings Corporation operates through its subsidiaries, including Sears, Roebuck and Co. and Kmart Corporation. For more information, visit Sears Holdings' website at www.searsholdings.com.

About Destination Maternity Corporation

Destination Maternity Corporation is the world's largest designer and retailer of maternity apparel, using its quick response replenishment system to "give the customer what she wants, when she wants it." In the United States and Canada, Destination Maternity operates, as of May 31, 2009, 1,087 retail locations, including 730 stores, predominantly under the tradenames Motherhood Maternity®, A Pea in the Pod®, and Destination Maternity®, and sells on the web through its DestinationMaternity.com and brand-specific websites. Destination Maternity also distributes its Oh Baby by Motherhood™ collection through a licensed arrangement at Kohl's® stores throughout the United States and on Kohls.com. In addition, Destination Maternity is expanding internationally and has recently entered into exclusive store franchise and product supply relationships in India and the Middle East.

Destination Maternity Corporation (the "Company") cautions that any forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) contained in this press release or made from time to time by management of the Company, including those regarding our leased department relationships, involve risks and uncertainties, and are subject to change based on various important factors. The following factors, among others, in some cases have affected and in the future could affect the Company's financial performance and actual results and could cause actual results to differ materially from those expressed or implied in any such forward-looking statements: the impact of the current global economic slowdown on the retail industry in general and on apparel purchases in particular, our ability to successfully manage our various business initiatives, our ability to successfully implement our merchandise brand and retail nameplate restructuring, the success of our international expansion, our ability to successfully manage and retain our leased department and licensed relationships and marketing partnerships, future sales trends in our existing store base, unusual weather patterns, changes in consumer preferences and spending patterns, demographics and other macroeconomic factors that may impact the level of spending for maternity apparel, overall economic conditions and other factors affecting consumer confidence, the impact of competition and fluctuations in the price, availability and quality of raw materials and contracted products, availability of suitable store locations, continued availability of capital and financing, goodwill impairment charges, ability to hire and develop senior management and sales associates, ability to develop and source merchandise, ability to receive production from foreign sources on a timely basis, potential stock repurchases, potential debt prepayments, changes in market interest rates, war or acts of terrorism and other factors set forth in the Company's periodic filings with the Securities and Exchange Commission, or in materials incorporated therein by reference.